Exhibit 10.4

MediaOn Group Inc.

(incorporated in the Cayman Islands with limited liability)

4/F., KOHO

73-75 Hung To Road

Kwun Tong, Hong Kong

TEL: +852 2388-2025

[date], 2025

Re: Director’s Agreement

Dear ______:

MediaOn Group Inc. (the “Company”), is pleased to offer you a position as an independent non-executive director on its Board of Directors (the “Board”). This letter shall constitute an agreement (the “Agreement”) between you and the Company and contains all the terms and conditions relating to the services you are to provide.

1. Term. This Agreement shall be for the ensuing year, effective on the Company’s Registration Statement on Form F-1 filed with the United States Securities and Exchange Commission is declared effective. Your term as director shall continue subject to the provisions in Section 8 below or until your successor is duly elected and qualified. The position shall be up for re-election each year at the annual stockholders’ meeting and upon re-election, the terms and provisions of this Agreement shall remain in full force and effect.

2. Services. You shall render services as a member of the Board. You shall be required to attend all meetings of the Board called from time to time either in-person or by telephone. You shall be required to attend all meetings of the [Audit Committee, the Compensation Committee, and the Nomination Committee] either in-person or by telephone. As an independent director, you may also be required to attend at least one (1) meeting with the other independent directors without the presence of the Company’s officers and non-independent directors and to perform such other duties required of the independent directors, including but not limited to submitting relevant documents required of directors by the SEC or Nasdaq. The services described in this Section 2 shall hereinafter be referred to as your “Duties.”

3. Services for Others. You shall be free to represent or perform services for other persons during the term of this Agreement. You agree, however, that you do not presently perform and do not intend to perform, during the term of this Agreement, similar Duties, consulting, or other services for companies whose businesses are or would be, in any way, competitive with the Company (except for companies previously disclosed by you to the Company in writing). Should you propose to perform similar Duties, consulting, or other services for any such company, you agree to notify the Company in writing in advance (specifying the name of the organization for whom you propose to perform such services) and to provide information to the Company sufficient to allow it to determine if the performance of such services would conflict with areas of interest to the Company.

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4. Compensation.

4.1. Options. You will be entitled to participate in the Company’s share option scheme as adopted and amended from time to time. The number of options granted, and the terms of those options shall be determined from time to time by a vote of the Board of Directors; provided that you shall abstain from voting on any such resolution or resolutions relating to the grant of options to you.

4.2 Cash Compensation. You will be paid a director’s fee of US$______ per year on an annual basis (“Director’s Fee”) for performing your Duties. The Director’s Fee will be fully earned at the beginning of each year in which you serve as a director, and the Company’s obligation to pay the full amount of the Director’s Fee shall be absolute and unconditional at the beginning of each year, notwithstanding the fact that payment is being made on an installment basis. The Director’s Fee shall be payable in monthly installments of US$_____. The first installment will be transferred to your account on the first day of your service as a Director, and subsequent installments on last business day of each calendar month thereafter. It is anticipated that the Directors fee will continue for so long as you are a Director and will continue to be paid in monthly increments.

4.3. Cash Reimbursement. You shall be reimbursed for reasonable expenses documented and incurred by you in connection with the performance of your Duties (including travel expenses for meetings you attend in-person).

4.4. Service on Board Committee(s). You will not receive additional compensation (other than the Director’s Fee) for your services on the [Audit Committee, the Compensation Committee, and the Nomination Committee].

5. D&O Insurance Policy. During the term under this Agreement, the Company shall include you as an insured under its officers and directors’ insurance policy with coverage determined annually by the Company and the Board. The Company agrees to maintain such insurance during the term that you serve as a Director and for two years after you cease to be a director.

6. No Assignment. Because of the personal nature of the services to be rendered by you, this Agreement may not be assigned by you without the prior written consent of the Company.

7. Confidential Information; Non-Disclosure. In consideration of your access to the premises of the Company and/or you access to certain Confidential Information of the Company, in connection with your business relationship with the Company, you hereby represent and agree as follows:

7.1. Definitions. For purposes of this Agreement, the term “Confidential Information” means:

a. Any information that the Company possesses that has been created, discovered, or developed by or for the Company, and that has or could have commercial value or utility in the business in which the Company is engaged; or

b. Any information that is related to the business of the Company and is generally not known by non-Company personnel.

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c. By way of illustration, but not limitation, Confidential Information includes trade secrets and any information concerning products, processes, formulas, designs, inventions (whether or not patentable or registrable under copyright or similar laws, and whether or not reduced to practice), discoveries, concepts, ideas, improvements, techniques, methods, research, development and test results, specifications, data, know-how, software, formats, marketing plans, and analyses, business plans and analyses, strategies, forecasts, customer and supplier identities, characteristics, and agreements.

7.2. Exclusions. Notwithstanding the foregoing, the term Confidential Information shall not include:

a. Any information that becomes generally available to the public other than as a result of a breach of the confidentiality portions of this Agreement, or any other agreement requiring confidentiality between the Company and you;

b. Information received from a third party in rightful possession of such information who is not restricted from disclosing such information; and

c. Information known by you prior to receipt of such information from the Company, which prior knowledge can be documented.

7.3. Documents. You agree that, without the express prior written consent of the Company, you will not remove from the Company’s premises, any notes, formulas, programs, data, records, machines, or any other documents or items that in any manner contain or constitute Confidential Information, nor will you make reproductions or copies of same. In the event you receive any such documents or items by personal delivery from any duly designated or authorized personnel of the Company, you shall be deemed to have received the express written consent of the Company. In the event that you receive any such documents or items, other than through personal delivery as described in the preceding sentence, you agree to inform the Company promptly of your possession of such documents or items. You shall promptly return any such documents or items, along with any reproductions or copies to the Company upon the Company’s demand, upon termination of this Agreement, or upon your termination or Resignation, as defined in Section 8 herein.

7.4. No Disclosure. You agree that you will hold in trust and confidence all Confidential Information and will not disclose to others, directly or indirectly, any Confidential Information or anything relating to such information without the prior written consent of the Company, except as maybe necessary in the course of your business relationship with the Company. You further agree that you will not use any Confidential Information without the prior written consent of the Company, except as may be necessary in the course of your business relationship with the Company, and that the provisions of this Section 7.4 shall survive termination of this Agreement for twelve-month period.

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8. Termination and Resignation. Your membership on the Company’s Board may be terminated for any or no reason at a meeting called expressly for that purpose by a vote of the stockholders holding more than fifty percent (50%) of the shares of the Company’s issued and outstanding shares entitled to vote. You may also terminate your membership on the Board for any or no reason by delivering your written notice of resignation to the Company (“Resignation”), and such Resignation shall be effective upon its acceptance by the Board, provided, however, that if the Board has not acted on such written notice within ten days from its date of delivery, then your Resignation shall upon the tenth day be deemed accepted by the Board. Upon the effective date of the termination or Resignation, your right to compensation hereunder will terminate subject to the Company’s obligations to pay you any cash compensation (or equivalent value in shares of the Company’s common stock) that you have already earned and to reimburse you for approved expenses already incurred in connection with your performance of your Duties as of the effective date of such termination or Resignation; provided that the Company’s obligation to pay you Shares in accordance with Section 4.1 above and the Director’s Fee in accordance with Section 4.2 above for the first year in which you have agreed to serve as a director shall not be changed or adjusted and the Company shall remain obligated to pay the full amount of the Director’s Fee and the Shares without regard to the period that you serve as a Director.

9. Indemnification. Concurrent with the execution of this Agreement we shall enter into the Director’s Indemnification Agreement attached hereto as Exhibit A and incorporated herein by this reference.

10. Governing Law. All questions with respect to the construction and/or enforcement of this Agreement, and the rights and obligations of the parties hereunder, shall be determined in accordance with the laws of Singapore without regard to any conflicts of law principles that would result in the application of the laws of another jurisdiction.

11. Arbitration. Any dispute, controversy, difference or claim arising out of or relating to this agreement, including the existence, validity, interpretation, performance, breach or termination thereof or any dispute regarding non-contractual obligations arising out of or relating to it shall be referred to and finally resolved by arbitration administered by the Hong Kong International Arbitration Centre (HKIAC) under the UNCITRAL Arbitration Rules in force when the Notice of Arbitration is submitted, as modified by the HKIAC Procedures for the Administration of Arbitration under the UNCITRAL Arbitration Rules.

The Parties agree as follows:

The law of this arbitration clause shall be Hong Kong.

The place of arbitration shall be Hong Kong.

The number of arbitrators shall be one.

The arbitration proceedings shall be conducted in the English language.

12. Entire Agreement; Amendment; Waiver; Counterparts. This Agreement expresses the entire understanding with respect to the subject matter hereof and supersedes and terminates any prior oral or written agreements with respect to the subject matter hereof. Any term of this Agreement may be amended and observance of any term of this Agreement may be waived only with the written consent of the parties hereto. Waiver of any term or condition of this Agreement by any party shall not be construed as a waiver of any subsequent breach or failure of the same term or condition or waiver of any other term or condition of this Agreement. The failure of any party at any time to require performance by any other party of any provision of this Agreement shall not affect the right of any such party to require future performance of such provision or any other provision of this Agreement. This Agreement may be executed in separate counterparts each of which will be an original and all of which taken together will constitute one and the same agreement, and may be executed using facsimiles of signatures, and a facsimile of a signature shall be deemed to be the same, and equally enforceable, as an original of such signature.

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This Agreement has been executed and delivered by the undersigned and is made effective as of the date first set forth above.

Sincerely,

MediaOn Group Inc.

By:
Name:
Title:

AGREED AND ACCEPTED BY

_______

__________________________________

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